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                                                                    EXHIBIT 10.8

                           SNAP PROMOTION AGREEMENT

                                   HomeShark

This Promotion Agreement (the "Agreement") is dated as of October 19, 1998 (the "Effective Date") between Snap! LLC, a Delaware limited liability company ("Snap"), and HomeShark, Inc., a California corporation (the "Company"). Pursuant to this Agreement, Snap will provide various promotions to the Company to assist the Company in promoting its Internet site and the products and services offered through its Internet site. Accordingly, the parties hereby agree as follows:

1.  Background.

    1.1 The Company operates an Internet site located at http://www.homeshark.com designed to provide Internet-based residential property listings, mortgage information, mortgage loan application and processing services, and other real estate and mortgage-related products and services to online consumers.

    1.2 Snap operates a search and aggregation "portal" site on the World Wide Web.

2.  Definitions.

    "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

    "Anchor Tenant" means a content provider with a fixed promotional and content position within a Snap Center that always appears Above the Fold, and which position is greater in size and prominence than that of any third party within such Snap Center.

    "Co-Branded Site" means the co-branded version of the Company Site that is created pursuant to Section 4.3 of this Agreement and is maintained and hosted by the Company.

    "Co-Branded User" means any User of the Co-Branded Site.

    "Company Marks" means any trademarks, trade names, service marks and logos that may be delivered by the Company to Snap expressly for inclusion in the Promotions.

    "Company Products" means all products and services offered through the Company Site or the Co-Branded Site.

    "Company Site" means the Internet site operated by the Company at http://www.homeshark.com, together with any mirror sites, co-branded sites (not including the Co-Branded Site), and successors to the foregoing.

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     "Competitor" of a party means any competitor of such party listed in
     Exhibit B. Either party may amend Exhibit B once during each calendar quarter, so long as such amendment is approved by the other party, which approval shall not be unreasonably withheld. Snap, NBC, and CNET may not be added as Competitors.

     "Competitive Services" shall mean any content, services or tools that are similar to those made available to Users via the Company Site and are also directly related to buying and selling residential real estate, mortgages, or community and neighborhood information.

     "Impression" means the display on any Snap Site of a Web page containing at least one Promotion.

     "Jump Page" means any Snap Web page in the Real Estate section of the Snap Classifieds, Real Estate Center, or Loan Center of the Snap Site containing the company marks of Snap and the Company and content or a tool linking to the Co-Branded Site, as further described in Section 4.2. The URL of a Jump Page will begin with http://www.homeshark.snap.com.

     "Keyword Banners" means banners to be displayed on search results pages corresponding with the keywords listed in Exhibit A. Such Keyword Banners will be displayed as set forth on Exhibit A.

     "Launch Date" means the date on which the Web pages and navigational tools associated with the Jump Page and Co-Branded Site function Properly and such page and site are made accessible to Users.

     "Period" means a defined time frame in which measurements will occur. The Term of this Agreement will cover [*] as follows: [*]

     "Preferred Tenant" means a fixed promotional and content position within a Snap Center that appears below the Anchor Tenant and which is greater in size and prominence than that of any third party, except the Anchor Tenant in such Snap Center.

     "Promotional Pages" means the Real Estate Center, the Loan Center, the Co-Branded Site, and the Jump Pages.

     "Promotions" means Above the Fold banners, buttons, text links, windows, Keyword Banners, and other promotions that are offered by Snap now or in the future and which link directly to the Company Site.

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     "'Real Estate Center" means a collection of related Web sites, Web pages, links, portals and other resources on the Snap Sites that will feature mortgage services, residential real estate listings and Realtor referral services.

     "Snap Center" means a collection of related Web sites, Web pages, links, portals, and other resources on the Snap Site sharing similar or complementary topics or themes.

     "Snap Marks" means any trademarks, trade names, service marks and logos delivered by Snap to the Company expressly for inclusion in the Co-Branded Site.

     "'Snap Producer" means an individual or group of individuals holding editorial authority and responsibility for a portal, site, collection, area, center or page on the Snap Site.

     "Snap Products" means all Snap products and services offered through the Snap Sites, excluding Company Products.

     "'Snap Sites" means any and all search and content aggregation sites, whether operated by ,Snap or a third party under the "Snap" brand, including, without limitation, the site located at http://www.snap.com, together with any mirror sites, any co-branded editions of such site that have been or may be developed for Distributors (if included pursuant to Section 15.1), and successors to the foregoing.

     "Tenant Positions" mean the Anchor Tenant position and the Preferred Tenant position.

     "Term" means the term of this Agreement, beginning on October 19, 1998 and ending on [*] unless otherwise terminated as provided in Section 6.

     "User" means any end-user of the Snap Site or the Co-Branded Site with a unique user ID.

3.  Promotions.

    3.1 From the Effective Date through [*] Snap will deliver for the Company [*] Impressions per month. During the third and fourth Periods, Snap will deliver for the Company [*] Impressions per month. Snap agrees that at least [*] Impressions per month [*] Impressions per month [*]. The Keyword Banners will appear as set forth on Exhibit A. To the extent technically feasible for Snap, the Company shall have the right to direct the location and placement of the foregoing Impressions within sub-areas of the aforementioned areas, provided that the requested targeting of such sub-areas does not preclude Snap from delivering Impressions in any of the other targeted areas, as Snap deems necessary to meet the minimum Impressions

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         herein. The remaining Impressions may be delivered anywhere on the Snap
         Site as determined in Snap's discretion. The Company may request a reallocation of the number, location, type and timing of the Promotions, and Snap will use commercially reasonable efforts to implement such request within 30 days, subject to available inventory. [*] provided that each Promotion appearing on such page will be counted as one Impression. All numbers set forth in this Section 3.1 may be adjusted pursuant to Section 7.2.4.

    3.2 The Company will design any graphics and other materials required for the Promotions and will supply digital copies of such materials to Snap. Such materials will be designed and delivered in accordance with Snap's reasonable technical and editorial guidelines, as in effect from time to time. Snap will provide reasonable assistance to the Company in connection with the design and delivery of such materials.

    3.3 The Company will be responsible for ensuring that each URL provided to Snap for use in a Promotion takes the User to the appropriate area within the Company Site, and that such sites function with reasonable reliability and in a commercially reasonable manner throughout the Term. The Company agrees that the Company Site and the Co-Branded Site will comply with the performance standards set forth in Section 16 throughout the Term.

    3.4  Underdelivery.

         3.4.1 If Snap does not deliver the required number of total Impressions during any given month (without regard to the percentages in Section 3. 1), Snap will have an additional [*] to deliver the Impressions on the Snap Site. The Company acknowledges that the percentages set forth in Section 3.1 shall be delivered annually and may not be delivered in any given month.

         3.4.2 If Snap does not deliver the required number of Impressions during the [*] period described in Section 3.4. 1, above, the Company agrees that for an additional [*] Snap may deliver the Impressions on any World Wide Web site operated by CNET, Inc. or the National Broadcasting Company, Inc., subject to Company's prior consent (which shall not be unreasonably withheld) and provided that such substituted Impressions are substantially equivalent in value.

         3.4.3 If Snap does not deliver the required number of Impressions during the [*] period described in Section 3.4.2, above, the Company will have the right to receive a credit against future payments or rollover of the

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                Impressions into future delivery periods of the undelivered amount. During the first year, such credit or rollover will be granted in an amount equal to [*] per [*] Impressions that remain undelivered, and [*] per [*] Impressions that remain undelivered. During the second year, such credit or rollover will be granted in an amount equal to [*] per [*] Impressions that remain undelivered, and [*] per [*] Impressions that remain undelivered.

     3.5  [*]

4.  Jump Pages and Co-Branded Site.

     4.1 Launch Date. The parties will use diligent efforts to achieve a Launch Date within 30 days after the effective date of this Agreement; provided, however, that if the Launch Date occurs after such 30 days due to the fault of the Company, then, for all purposes herein, the Launch Date shall be deemed to be the date that is 30 days after the effective date of this Agreement.

     4.2  Jump Pages

          4.2.1 Snap will develop and implement Jump Pages in accordance with this Section, subject to the reasonable approval of the Company. The Company will provide reasonable assistance to Snap in connection therewith. Notwithstanding the description of the Jump Pages set forth below or any other provisions of this Agreement, Snap may, in the exercise of its reasonable discretion, make changes to the number, design and functionality of the Jump Pages or any area of the: Snap Site, subject to Section 7.

          4.2.2 Snap will host the Jump Pages on its servers (or on servers within its control) and will provide all computer hardware, software and personnel necessary to operate and maintain the Jump Pages as functional pages accessible to users of the World Wide Web. Each Jump Page may have a different theme, emphasis, or design, and may provide any or all of the features and functionality of the Snap Site, as determined by the unrestricted discretion of a Snap Producer. Further, the Jump Pages may include editorial content as determined by Snap.

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          4.2.3  The Company will provide Snap with the Company's search and selection interfaces for display on the Jump Pages so that Users of the Jump Pages may search the Company's database of residential real estate listings and mortgage information. Such search and selection interfaces may also be included on other pages on the Snap Site, in Snap's discretion. Examples of such interfaces are shown in Illustration C-4.

          4.2.4 Each Jump Page will include at least one Snap Mark and one Company Mark, as set forth on Illustration C-4.

     4.3  Co-Branded Site

          4.3.1 The Company will develop the Co-Branded Site In accordance with this Section 4.3, and Snap will provide reasonable assistance in connection therewith. The URL of the Co-Branded Site will be http://_____________.snap.com/[page name].

          4.3.2 Each page on the Co-Branded Site will include branding for Snap and the Company, and each Snap logo or graphic will include an embedded link to the Snap Site. To the extent feasible, but subject to the final discretion of the Company, pages of the Co-Branded Site will also include appropriate navigation features, such as drop-down menus, breadcrumb trails or navigation bars, which will include links to the Snap Site.

          4.3.3 The Company will host the Co-Branded Site on its servers (or on servers within its control) and will provide all computer hardware, software and personnel necessary to operate and maintain the Co-Branded Site as a functional site accessible to users of the World Wide Web.

          4.3.4 Unless otherwise mutually agreed to by the parties, the Co-Branded Site will provide all of the features and functionality provided by, and will perform in a manner substantially identical to, the Company Site, as the Company Site may be updated and enhanced from time to time. Snap acknowledges that the Company may change the design and functionality of the Company Site from time to time, in which case the design and functionality of the Co-Branded Site will be changed in a similar fashion.

          4.3.5 The Co-Branded Site will display advertising consistent with the number, type, and placement of advertising displayed on the Company Site. The Company will be primarily responsible for selling advertising on the Co-Branded Site. [*] Either party may exchange advertising space on the Co-Branded Site for

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                 products or services from a third-party (i.e., barter);
                 provided that (1) such advertising space may be bartered only if [*] or (2) [*]. Unless otherwise agreed, [*]. Barter advertisements that do not meet one of the foregoing criteria will be treated as a sale of advertising [*] and the bartering party will be responsible for making payment to the other as set forth above. For the purposes of this paragraph, "Net Revenue" shall mean the gross price charged for the advertisement minus any advertising agency fees paid. The Company will not display advertisements of Snap Competitors on the Co-Branded Site. Snap will not sell advertising on the Co-Branded Site to any Company Competitor, or serve on the Co-Branded Site the advertisements of any Company Competitor. Further, if any advertisement on the Co-Branded Site is reasonably deemed inappropriate by either party, such advertisement shall be removed from the Co-Branded Site immediately upon notice from the party requesting removal.

5.  Payments and Credits.

     5.1  [*]

          5.1.1  [*]

          5.1.2  [*]

          5.1.3  [*]

          5.1.4  [*]

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          5.1.5  [*]

     5.2  [*]

          5.2.1  [*]

          5.2.2  [*]

          5.2.3  [*]

          5.2.4  [*]

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          5.2.5  [*]

     5.3  [*]

     5.4  [*]

          5.4.1  [*]

          5.4.2  [*]

     5.5  [*]

6.  Termination.

     6.1 Either party may terminate this Agreement at any time by giving written notice of termination to the other party if the other party commits a material breach of its obligations hereunder that is not cured within 30 days after notice thereof from the non-breaching party; provided, however, that if the Company fails to make a payment as required hereunder, Snap may terminate this Agreement 15 days

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          following the date such written notice of non-payment is received by the Company.

     6.2 If Snap fails to attain the following [*] (as measured pursuant to Section 8.3) at the end of the respective Period, the Company may, at its option, terminate or renegotiate this Agreement upon 30 days written notice to Snap:

                        Period                       Users
                        ------                       -----
                         [*]                          [*]
                         [*]                          [*]
                         [*]                          [*]

     6.3 If either party is the subject of any voluntary or involuntary proceeding relating to its liquidation or insolvency that is not dismissed within ninety (90) days of commencement, the parties may mutually agree to terminate this Agreement. Such termination will be treated as taken in the ordinary course of business and will not require court or creditor approval. Notwithstanding the foregoing, each party reserves all rights, statutory or otherwise, against the other related to any voluntary or involuntary proceeding relating to liquidation or insolvency.

     6.4 Snap may terminate this Agreement with 30 days advance written notice upon the assignment of Company's rights and obligations under this Agreement to a Snap Competitor (as set forth in Exhibit B).

     6.5 If upon the expiration of the Term the Company desires to renew this Agreement, the Company shall notify Snap in writing at least 30 days prior to termination. Upon such notice, the parties will meet together in good faith to discuss such renewal.

     6.6 Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate; each party shall return or destroy, all Confidential Information of the other party in its possession, and the provisions Sections 6.6, 13, 14, and 15 and any obligations incurred prior to termination will survive any termination of this Agreement.

7.  Exclusivity.

    7.1 General Exclusivity. During the Term and subject to Section 7.2.2, the Company shall be the exclusive provider of mortgage services, residential real estate listings, and Realtor referral services for the Snap Sites, and Snap shall not display Promotions, advertisements, or direct links to any Company Competitors (excluding any links from User-directed general searches), except that:

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         (a)  Snap may display standard banner advertisements or other standard promotional equivalent of banners advertisements, which are substantially equivalent in value and prominence to such banner advertisements, of Company Competitors (collectively, the "Competitor Ads"); provided that (i) such Competitor Ads are displayed in a manner consistent with Snap's editorial practices across the Snap Sites, (ii) each page may contain Competitor Ads for no more than one Competitor at any time; and (iii) each page may contain up to two Competitor Ads, for any one Competitor so long as are both are of the same type and are consistent with Snap's standard business practices.

         (b) Snap may display unpaid links to and content of Competitive Services, provided that: (i) such links and content are displayed in a manner consistent with Snap's editorial practices across the Snap Sites, (ii) Snap provides no direct links from the Promotional Pages to any Company Competitor; and (iii) Snap provides no direct links from the Promotional Pages to Competitive Services unless, in the reasonable judgment of a Snap Producer, such Competitive Services are of greater quality than the corresponding Company service. Notwithstanding the foregoing and subject to Sections 7.1 (c) and 7.3.2(c), under no circumstances may Snap display direct, unpaid links from the Promotional Pages to the following subset of Competitive Services: residential real estate listings and mortgage rates, quotes, applications, and Realtor referral services.

         (c) The Anchor Tenant in the Loan Center may have Promotions and provide content, information, resources and tools anywhere on the Snap Site other than the Real Estate Center, the Jump Page, and the Co-Branded Site (except Competitor Ads permitted pursuant to
              Section 7.1 (a)).

         (d) The Company acknowledges and agrees that Snap may enter into an exclusive relationship with a provider of listings, content, information, resources and tools related to rental real estate, including but not limited to apartments, condominiums, homes, and other residential property (the "Rental Provider"), and that such Rental Provider may have rental listings and Promotions (except Promotions for services of such rental provider related to mortgage services, residential real estate listings or Realtor referral services) anywhere on the Snap Site. Further, the Company acknowledges that Snap is under no obligation to use any listings, information, tools, or other resources provided by the Company related to rental real estate.

     7.2  Additional Exclusivity Obligations.

          7.2.1 Real Estate Center. During the Term, Snap will feature the Company as the Anchor Tenant and the Preferred Tenant within the Real Estate Center,

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               and shall promote and link to the Company Products within and throughout the Real Estate Center substantially in accordance with Illustration C-1, subject to the reasonable discretion of a Snap Producer. Snap agrees that any Snap Producer's editorial changes will not meaningfully decrease the relative size, prominence, and positioning of Company's Anchor Tenancy or Preferred Tenancy within the Real Estate Center. The Company's Anchor Tenant position and Preferred Tenant position will be subject to the following:

               (a) Subject to the sole discretion of a Snap Producer, Snap may allow the Company to provide mortgage information within the area designated by Snap as the Anchor Tenant position;

               (b) The Company may provide mortgage and financial information within the area designated by Snap as the Preferred Tenant position, provided that up to [*] of the total area of the Preferred Tenant position may be used by Snap to promote the Snap Loan Center, subject to the discretion of a Snap Producer.

        7.2.2 Loan Center. During the Term, Snap will feature the Company as the Preferred Tenant within the Loan Center, and shall promote and link to the Company Products within and throughout the Loan Center substantially in accordance with Illustration C-2, subject to the reasonable discretion of a Snap Producer. Snap agrees that any Snap Producer's editorial changes will not meaningfully decrease the relative size, prominence, and positioning of Company's Preferred Tenancy within the Loan Center. Notwithstanding Section 7.1, Snap may display promotions, content; and advertisements for, and links to the Loan Center Anchor Tenant, consistent with Snap's agreement with such Anchor Tenant.

        7.2.3 Links. Snap will use commercially reasonable efforts to aggressively promote the Real Estate Center throughout the Snap Site through Above the Fold links, advertisements, editorials, and other methods as determined in Snap's reasonable discretion (collectively the "Internal Promotions"). Initially, Snap will place Internal Promotions regarding the Real Estate Center on all of the areas set forth on Exhibit 1) hereto. At Snap's sole option during the Term, Snap may remove Internal Promotions from certain areas, provided that (1) Internal Promotions are always provided in [*] (2) Internal Promotions are always provided in at least [*] (as determined by Snap), (3) Internal Promotions are always provided in at least [*] (as determined by Snap), and (4) Internal Promotions are always provided in [*]. Snap will endeavor to place the Internal Promotions within areas and centers that contain content, information and services relating to real estate and mortgages

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                 including but not limited to home buying, home ownership, home improvement, property listings, relocation and relocation services, moving and moving services, apartment rentals, corporate housing, home sales, home repair and improvement, home decorating, home gardening, construction and construction services, architecture, community information and demographics, new homes developments, 'real estate agents, loans, home finance, mortgages and mortgage rates, personal finance, and family.

          7.2.4 In addition to the links in Section 7.2.3, Snap will link to the Real Estate Center from the front door of the Snap Site on at least [*] provided, however, that any time prior to the date that is [*] after the Launch Date (the "Option Date"), the Company may send written notice to Snap directing Snap to decrease such number of days from [*]. If such notice is received, Snap will decrease such days as directed and contemporaneously adjust the numbers and percentages in Section
                 3.1 as follows, effective as of the Option Date: [*]. All other amounts in this Agreement shall remain the same.

     7.3  Classifieds.

          7.3.1 Exclusivity. During the Term, the Company shall be the exclusive provider of real estate listings in the Real Estate Classifieds area of the Snap Sites. Snap shall promote and link to the Company's listings and other promotional content in the Classifieds area, substantially in accordance with Illustration C-3, subject to the reasonable discretion of a Snap Producer. Snap agrees that any Snap Producer's editorial changes will not meaningfully decrease the relative size, prominence, and positioning of Company's real estate listings within the Classifieds area.

          7.3.2 Notwithstanding the exclusivity provision in Section 7.3.1, above, Snap may, from time to time, notify the Company in writing that the number of Company listings for any particular city is not reasonably sufficient. The Company shall have 30 days from receipt of such notice to supplement its listings, during which time Snap will not discuss supplemental listings with any other listings provider. If after such time Snap determines (in its reasonable discretion) that the Company's listings for such city remain insufficient, Snap may provide listings for such city from other listings providers in the "Local" area of Snap (whether by geographic category, User customization within My Snap!, or automatic localization features) as follows: (a) Snap will use commercially reasonable efforts to obtain an

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                 adequate number of listings from local listing providers; (b)
                 if Snap cannot obtain an adequate number of listings as provided in subsection (a), Snap will use commercially reasonable efforts to obtain an adequate number of listings from any national listing provider that is not a Company Competitor; and (c) if Snap cannot obtain an adequate number of listings as provided in subsections (a) and (b), Snap may use commercially reasonable efforts to obtain an adequate number of listings from any national listing provider, including a Company Competitor. Any listings provided by other providers will be less prominent than the Company's listings. The Company will notify Snap when it has added a sufficient amount of Real Estate listings for such city, and upon reasonable verification by Snap, Snap shall remove any non-Company listings and replace them with Company listings within fifteen (15) days. For the purposes of this Section, a reasonably sufficient number of listings for a particular locality is a number equal to or greater than [*] of the number of listings provided by the top listings service for the same locality, as such locality is defined by the Company.

          7.3.2 The Company will use diligent efforts to maintain and grow the number of real estate listings available through its service during the term of the Agreement.

     7.4 If during the Term the existing Anchor Tenant in the Loan Center ceases to hold such position, Snap will negotiate exclusively and in good faith with the Company for a period of 30 days regarding the Company's purchase of such Anchor Tenant position on terms to be proposed by Snap. Such terms will include, but not be limited to, an agreement that the amounts of all Promotions in Section 3.1 and the amounts of all payments in Sections 5.1.1, 5.1.2, 5.1.3, 5.2.1, 5.2.2., and 5.2.3 will immediately increase by [*] effective for the remainder of the Term. If Snap and the Company are unable to reach agreement on such an arrangement within such 30 day period, Snap will be free to negotiate with third parties with respect to such an arrangement, provided that Snap may not enter into any agreement regarding the Anchor Tenant positions with a third party on terms materially more favorable that those offered to Company.

8.  Reporting.

     8.1 Within 30 days after the end of each month during the Term, Snap will provide to the Company a report that includes the following information for such month: (a) standard reports with respect to the banner advertisements included within the Promotions, and (b) the number of User sessions and Users who accessed the Real Estate Center, the Loan Center, the Snap Classifieds area, and each Jump Page.

     8.2 Within 30 days after the end of each month during the Term, the Company will provide to Snap a report that includes the following information for such month:

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          (a) the aggregate number of clickthroughs from the Snap Site to the
          Company Site and the Co-Branded Site; (b) the number of Co-Branded User sessions and Users; and (c) the total page views, on a daily basis, on the Co-Branded Site. The Company will obtain the foregoing data by tagging each Co-Branded User using a cookie or other similar technology, as agreed upon by the parties. In addition, the Company will make available on a quarterly basis a report that describes, on a weekly basis, the percentage of unsold advertising inventory and the amount of such inventory that was bartered by the Company pursuant to
          Section 7.3.5.

     8.3  The total number of users measured for purposes of Sections 5.4 and
          6.2 will initially be determined by Media Metrix. If either party desires to use an alternative Web profiling company, Snap and the Company shall meet in good faith to mutually agree upon a new company to measure such Users. Within 30 days of the end of each Period, Snap shall provide the Company (at no cost) a report from Media Metrix stating the aggregate number of Users (using At Home numbers) at the end of such Period ("Media Metrix Report"). Snap may, at its sole discretion, substitute its audited internal audience measurements for those of any third party provider at any time, on the following conditions: (1) once provided by Snap, such audience measurements. will be provided by Snap (and not a third party) for the remainder of the Term; (2) the Snap numbers will be weighted against the third party provider numbers at the time of substitution, and such weighting will be applied during the remainder of the Term (e.g., if the third party provider reports 4 million Users and Snap reports 5 million users, the Snap numbers will be weighted to equal 4 million Users and such weighting will apply to all subsequent reports); (3) in no event may Snap's actual numbers be less than those set forth in Sections 5.4 and 6.2; and (4) the Company may audit such audience measurements one time in each calendar year upon 30 days written notice to Snap.

9. User Data. The Company will be the sole owner of any information that the Company collects from Users through the Co-Branded Site, and Snap will be the sole owner of any information that Snap collects from Users through the Snap Site (including the Real Estate Center and Loan Center). Each party will have the right to use any information provided by the other party pursuant to Section 8 subject to the confidentiality restrictions set forth in Section 15.8. Unless otherwise clearly disclosed to Users on the respective site, all data collected from Users through the Company Site and Co-Branded Site will be kept confidential and not disclosed to third parties in accordance with the published privacy policy of Snap.

10. Reciprocal Marketing. The Company will display a button or other graphical link to be provided by Snap, which links to the Snap Site, on all pages except those beyond the password-protected pages in the Co-Branded Site and on designated pages of the Company Site. All such links on the Co-Branded Site and Company Site will be displayed Above the Fold. Snap agrees not to specifically target (separately from the general database of Snap Users) any Users who access the Snap Site through such links.

[*] Confidential Treatment Requested

11. Localized Content. The Company will assist Snap in developing a system through which Snap can deliver to the Company the geographic location of a particular User and the Company can return to such User current Real Estate listings and other agreed-upon information specific to such location. For such purposes, a User's location may be identified by city and state, zip code, IP or unique user address or other reasonable means. Once developed, such localized content will be placed on the Co-Branded Site as mutually agreed by the parties and on the Snap Site as determined by Snap.

12.  Licenses.

     12.1 The Company hereby grants to Snap a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the Company Marks and those programs, software, materials or content developed by the Company and made available to Snap ( "Company Tools"), solely within the Promotions and the Tenant Positions on the Snap Sites.

     12.2 Any use of the Company Marks or the Company Tools by Snap must comply with any reasonable usage guidelines communicated by the Company to Snap from time to time. Nothing contained in this Agreement will give Snap any right, title or interest in or to the Company Tools, the Company Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Snap acknowledges and agrees that, as between the Company and Snap, the Company is the sole owner of all rights in and to the Company Marks and the Company Tools.

     12.3 Snap hereby grants to the Company a non-exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the Snap Marks solely within the Co-Branded Site. Any use of the Snap Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by Snap from time to time. Nothing contained in this Agreement will give the Company any right, title or interest in or to the Snap Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. The Company acknowledges and agrees that, as between the Company and Snap, Snap is the sole owner of all rights in and to the Snap Marks.

13.  Responsibility for the Products.

     13.1 The Company acknowledges and agrees that, as between the Company and Snap, the Company will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the Company Site or the Co-Branded Site or the offer or sale of any Company Products by the Company or through the Company Site or the Co-Branded Site. Snap is not authorized to make, and agrees not to make, any representations or warranties concerning the

           Company Products, except to the extent (if any) contained within Promotions delivered to Snap by the Company.

     13.2 Snap acknowledges and agrees that, as between the Company and Snap, Snap will be solely responsible for any claims resulting from the marketing or operation of the Snap Sites or the offer or sale of any Snap Products by Snap or through the Snap Site. The Company is not authorized to make, and agrees not to make, any representations or warranties concerning the Snap Products, except to the extent (if any) contained within links or content delivered to the Company by Snap for inclusion on the Co-Branded Site.

14.  Mutual Indemnification.

     14.1 Indemnification by Snap. Snap shall indemnify and hold the Company harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the Snap Marks by the Company in accordance with this Agreement;
           (b) any content provided by Snap to the Company for display on the Co-Branded Site; (c) the operation of the Snap Site (except in cases where the Company is required to indemnify Snap under the following paragraph); or (d) the offer or sale of Snap Products by Snap or through the Snap Site.

     14.2 Indemnification by the Company. The Company shall indemnify and hold Snap harmless from and against any Losses that Snap may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the Company Marks or the Company Tools by Snap in accordance with this Agreement; (b) any content provided by the Company to Snap for display on the Snap Site; (c) the operation of the Company Site or the Co-Branded Site; or (d) the offer or sale of the Company Products by the Company or through the Company Site or Co-Branded Site.

     14.3 Indemnification Procedures. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

15.  Miscellaneous.

     15.1 Notwithstanding Sections 4 and 7, above, the Company acknowledges that Snap produces co-branded editions of the Snap Site for various resellers, distributors and other licensees (collectively the "Distributors"). In some cases, such Distributors are entitled to replace Snap's default content with other content within their own co-branded editions of the Snap Site. Notwithstanding the other provisions of this Agreement, if any such Distributor has exercised its right to replace the Company's content with other content, then Snap will not be required to display the Promotions or the Company's content within such Distributor's co-branded edition of the Snap Site. In such event, any users of such Distributor's co-branded edition of the Snap Site shall not be included in the calculation of Users. If Snap does display the Promotions or the Company's content within a co-branded edition of the Snap Site, such display will be governed by this Agreement and users of such site shall be included in the calculation of Users.

     15.2 LIMITATION OF DAMAGES. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, EXCEPT FOR ANY CLAIM FOR INDEMNIFICATION ARISING UNDER SECTION 14 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF $1,000,000.00.

     15.3 Assignment. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; provided, however, that either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of that party's assets or any other transaction in which more than 50% of that party's voting securities are transferred to any person or entity other than a Competitor of the other party, subject to the terms of this Agreement. Any other attempt to assign this Agreement other than in accordance with this provision shall be null and void.

     15.4 Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

     15.5 Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

     15.6 Audit Rights. During the Term and for one year thereafter, each party will have the right, no more than once per calendar year, to engage an independent third party to audit the books and records of the other party relevant to the quantification of the Promotions, upon reasonable notice and during normal business hours, and the other party will provide reasonable cooperation in connection with any such audit. The party requesting the audit will pay all expenses of the auditor unless the audit reveals an underpayment by the other party of more than 5%, in which case the other party will reimburse all reasonable expenses of the auditor.

     15.7 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.

     15.8 Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party, including without limitation (a) proposals, ideas or research related to possible new products or services; (b) financial statements and other financial information; (c) any reporting information in Section 8 herein; and (d) the material terms of this Agreement and the relationship between the parties; provided, however, that such information will be considered confidential only if it is conspicuously designated as "Confidential," or if provided orally, identified at the time of disclosure as confidential (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for its own benefit or for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's Confidential Information shall terminate when the party seeking to avoid its obligation under such Paragraph can document that: (i) it was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient;
            (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser;
            (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement.

     15.9 Press Release. Notwithstanding Section 15.8, Snap and the Company agree to collaborate and mutually agree on the contents of a joint press release concerning this Agreement. Each party may from time to time issue a press release concerning this Agreement or the parties' business relationship upon prior written approval by the other party. Each party will provide an appropriate quote from one of its senior executive officers for use in any approved press release. Each party will provide the other with a reasonable opportunity to review and comment on its press release.

     15.10 Illustrations. All Illustrations attached to the Exhibits are for illustrative purposes only and shall not be deemed to bind, obligate or restrict either party from making changes in such party's discretion; provided, however, that Snap may not make changes to any Snap Site page or Jump Page which meaningfully decreases the size, value and prominence of any content or promotions with respect to the corresponding Illustrations without the Company's consent.

     15.11 Attorney Fees. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

     15.12 Dispute Resolution. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the principal executive offices of Snap twenty one days following such notice (or on the next succeeding business day, if the twenty first day is a weekend or holiday).

16. General Performance Standards. The Company Site, the Co-Branded Site and the Company's related operations must comply with the following performance standards throughout the Term:

     16.1 The Company Site and Co-Branded Site will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least 97% of the time during any 30 day period.

     16.2 The average time required to start displaying the HTML on a page of the Company Site or Co-Branded Site after a link from the Snap Site shall not exceed a daily average of three seconds, and the average time required to deliver an entire page of the Company Site or Co-Branded Site over the open Internet shall not exceed a daily average of six seconds. For measurements required in this paragraph, the Company may assume standard T1 connectivity to the Internet.

     16.3 Without limiting the effect of Paragraph 16.1 and 16.2 above, the Company shall provide to Users coming to the Company Site or the Co-Branded Site from the Promotions at least the same level of service as is offered to Users coming directly to the Company Site.

     16.4 The Company Site and Co-Branded Site will offer Real Estate listings and mortgage-related services as well as links to various Real Estate resources and shall not, to the best of the Company's knowledge: (a) contain defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent; (b) permit to appear or be uploaded any messages, data, images or programs which are illegal, contain nudity or sexually explicit content which are, by law, obscene, profane or pornographic; or (c) permit to appear or be uploaded any messages, data, images or programs that would knowingly or intentionally (which includes imputed intent) violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

     16.5 If any of the performance standards set forth above are not met by the Company, Snap may immediately remove any or all links to the Company Site or Co-Branded Site, as applicable, at Snap's sole discretion. If the Company Site fails to operate fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, Snap may immediately remove any or all links to the Company Site or Co-Branded Site, as applicable, at Snap's sole discretion until such time as the Company notifies Snap that such Company Site or Co-Branded Site has resumed acceptable operation. These remedies are for Snap's editorial purposes and in no way limit Snap's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SNAP, LLC                                HOMESHARK, INC.


By:    ________________________          By:    ___________________________
Name:  ________________________          Name:  ___________________________
Title: ________________________          Title: ___________________________

                                   Exhibit A

                                    Keywords

1. The Company will receive Keyword Banners [*] the following are searched on Snap:

     [*]

[*] Confidential Treatment Requested

     [*]

[*] Confidential Treatment Requested

                                   Exhibit B

                                  Competitors

1.   [*]

[*] Confidential Treatment Requested

     [*]

[*] Confidential Treatment Requested

                                   Exhibit C

                                 Illustrations

1.    Illustration C-1:  Snap Real Estate Center
2.    Illustration C-2:  Snap Loan Center
3.    Illustration C-3:  Snap Classifieds
4.    Illustration C-4:  Jump Page

                                   Exhibit D

                      Target Areas for Internal Promotions

     [*]

[*] Confidential Treatment Requested
                                       28